Exhibit 10.28

E2open Executive Annual Incentive Plan

This Executive Annual Incentive Plan (“Plan”) of E2open Parent Holdings, Inc. (“E2open” or “Company”) governs short term incentive compensation for each eligible executive of the Company from March 1, 2025 until February 28, 2026 (“Year”). The Plan provides a competitive incentive opportunity designed to drive performance toward the achievement of global corporate objectives.

Eligibility

Eligibility for the Plan is determined by the Compensation Committee (“Committee”) of E2open.

Definitions

“Incentive Payment” is defined as the payment to which an executive participant may be entitled if the Company meets the requirements of the Plan. It is comprised of various global corporate components. The Committee approves the global corporate component of the Plan on an annual basis.

Plan Funding & Components

Funding for the Plan is based upon E2open’s fiscal corporate results. The Plan is fully funded when E2open’s corporate results meet 100% of target. Each executive has an incentive target expressed as either a percentage of base salary or as a fixed amount, as determined by the Committee. Whether an executive is entitled to an Incentive Payment, and if so, the amount will be determined by the Committee and will be calculated on an annual basis.

Final payment under the Plan is determined and approved by the Committee based on the audited fiscal full Year results of E2open plus the application of any discretion based on personal performance of the executive during the Year, whether positive or negative.

Terms & Conditions

The Plan’s terms, conditions, and administrative practices are subject to E2open’s policies and applicable laws and regulations in the locations in which E2open operates, including without limitation E2open’s Clawback Policy, as amended from time to time. An executive will not receive Incentive Payment if the Committee determines that such receipt would violate such laws, regulations, or Company policies.

Changes in Salary

When an executive’s incentive target is expressed as a percentage of base salary, and the executive’s base salary increases or decreases during the Year, calculation of the Incentive Payment will be pro-rated, taking into consideration the amount of time the executive was at the beginning base salary and the amount of time the executive was at the ending base salary.

Timing of Incentive Payment

The Company will use reasonable efforts to pay the Incentive Payment no later than the sixtieth (60th) day after the filing of the annual report on Form 10-K for the applicable fiscal Year unless otherwise provided in the executive’s employment letter agreement. Incentive Payments are subject to any applicable federal and local statutory deductions and required tax withholdings. Where applicable, the Incentive Payment will also be subject to deductions according to the executive’s 401(k) deferral election. To receive a payment under the Plan, the Executive must be actively employed at the time the Incentive Payment is made and in good standing, except as otherwise provided in the Executive Severance Plan.

Termination of Employment

Incentive Payments, upon termination of employment, will be paid out in accordance with the provisions of the Executive Severance Plan.

Plan Administration

Except for terms that may differ in an executive’s employment letter, executives who have a period of inactivity in the Year may nevertheless be eligible for a prorated Incentive Payment. Incentive Payment is prorated for an executive’s actual time in the Plan when:

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The executive was hired or transferred in/out of the Plan during the year; or
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The executive was in an unpaid employment status for a period of time during the year, including time away from work in accordance with e2open’s leave of absence programs. Leave of absence programs vary by region, and include, but are not limited to, medical leave, family leave, and disability.

The Committee reserves the right to administer, construe, and interpret this Plan, to make all determinations related to this Plan (including the calculation of Incentive Payments and the final determination of the dollar value of any individual Executive payment), to approve all Incentive Payments prior to payment, and to resolve all issues and disputes related to this Plan. The Committee’s decisions shall be final and conclusive. The Committee also reserves the right to modify or terminate this Plan at any time.

The existence of the Plan does not confer any obligation on the Company to employ or continue to employ any executive. The Incentive Payment is not a guaranteed element of any executive’s remuneration package.

If any portion of this Plan is deemed to conflict with a given local, state, federal or international law, then that portion of the Plan, and that portion only, will not be enforced in the jurisdiction in which it does not conform. All other provisions of the Plan will remain in full force and effect.

This Plan description, together with the executive’s Incentive Plan Summary Statement, constitute the full and complete agreement between the executive and the Company on the terms described herein, and supersedes any prior agreements, whether oral or written, regarding incentive compensation.